                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
 RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. )*

                        Allmarine Consultants Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    019758200
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 29, 2007
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /   Rule 13d-1(b)

      / /   Rule 13d-1(c)

      /x/   Rule 13d-1(d)

------------

      *     The remainder of this cover page shall be filled out for a reporting person's  initial filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not  be  deemed  to be  "filed"  for  the  purpose  of  Section  18 of the
      Securities Exchange Act of 1934 or otherwise subject to the liabilities of that  section of the Act but shall be subject to all other  provisions  of the Act (however, SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 2 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Barry Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   2,878,750 shares (1)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              2,878,750 shares (1)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,878,750 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    19.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes  (a)(i)  287,519  shares of Common Stock and (ii) 25,758  shares of
Common Stock  issuable  upon  exercise of warrants to purchase  shares of Common
Stock  ("Warrants"),  held by Wheatley  Partners,  L.P., (b)(i) 24,588 shares of
Common  Stock and (ii) 2,218 shares of Common Stock  issuable  upon  exercise of
Warrants,  held by Wheatley  Foreign  Partners,  L.P.,  (c)(i) 665,079 shares of
Common Stock and (ii) 27,976  shares of Common Stock  issuable  upon exercise of
Warrants,  held by Wheatley  Partners II, L.P.,  (d)(i) 217,408 shares of Common
Stock and (ii) 20,982 shares of Common Stock issuable upon exercise of Warrants, held by Wheatley  Partners  Annex Fund,  L.P.,  (e)(i)  248,886 shares of Common
Stock and (ii) 20,982 shares of Common Stock issuable upon exercise of Warrants, held by Wheatley  Partners II Annex Fund, L.P.,  (f)(i) 784,541 shares of Common
Stock and (ii) 32,422 shares of Common Stock issuable upon exercise of Warrants, held by Wheatley  Partners III, L.P.,  (g)(i) 153,936 shares of Common Stock and
(ii) 5,857 shares of Common Stock  issuable upon  exercise of Warrants,  held by
Wheatley Foreign  Partners III, L.P.,  (h)(i) 119,087 shares of Common Stock and
(ii) 3,685 shares of Common Stock  issuable upon  exercise of Warrants,  held by
Wheatley  Associates  III,  L.P.,  (i)117,837  shares  of Common  Stock  held by
Woodland  Venture  Fund,  (j)  107,489  shares  of Common  Stock  held by Seneca
Ventures  and (k)  12,500  shares of Common  Stock  issuable  upon  exercise  of
Warrants  held  by  Woodland  Partners.   Mr.  Rubenstein  disclaims  beneficial
ownership of the  securities  held by the  entities  listed in (a) to (k) above, except to the extent of his respective equity interest therein.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 3 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  313,277 shares (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   26,806 shares (2)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              313,277 shares (1)
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              26,806 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    340,083 shares (1)(2)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 25,758 shares of Common Stock issuable upon exercise of Warrants.

(2)   Includes (i) 24,588 shares of Common Stock and (ii) 2,218 shares of Common
      Stock  issuable  upon  exercise  of  Warrants,  held by  Wheatley  Foreign
      Partners,  L.P. Wheatley Partners,  L.P. disclaims beneficial ownership of the securities held by Wheatley Foreign Partners, L.P.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 4 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  26,806 shares (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   313,277 shares (2)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              26,806 shares (1)
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              313,277 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    340,083 shares (1)(2)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 2,218 shares of Common Stock issuable upon exercise of Warrants.

(2)   Includes  (i) 287,519  shares of Common  Stock and (ii)  25,758  shares of
      Common  Stock  issuable  upon  exercise  of  Warrants,  held  by  Wheatley
      Partners,  L.P.  Wheatley  Foreign  Partners,  L.P.  disclaims  beneficial ownership of the securities held by Wheatley Partners, L.P.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 5 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Partners Annex Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  238,390 shares (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              238,390 shares (1)
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    238,390 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 20,982 shares of Common Stock issuable upon exercise of Warrants.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 6 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Partners II Annex Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  269,868 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              269,868 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    269,868 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 20,982 shares of Common Stock issuable upon exercise of Warrants.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 7 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  693,055 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              693,055 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    693,055 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 27,976 shares of Common Stock issuable upon exercise of Warrants.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 8 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  816,963 shares (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   282,565 shares (2)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              816,963 shares (1)
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              282,565 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,099,528 shares (1)(2)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    7.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 32,422 shares of Common Stock issuable upon exercise of Warrants.

(2)   Includes  (a)(i)  153,936  shares of Common Stock and (ii) 5,857 shares of
      Common Stock issuable upon exercise of Warrants,  held by Wheatley Foreign
      Partners  III,  L.P.  and (b)(i)  119,087  shares of Common Stock and (ii)
      3,685 shares of Common Stock  issuable upon exercise of Warrants,  held by
      Wheatley  Associates  III, L.P.  Wheatley  Partners  III,  L.P.  disclaims beneficial  ownership of the securities held by Wheatley  Foreign Partners
      III, L.P. and Wheatley Associates III, L.P.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 9 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Associates III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  122,772 shares (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   976,756 shares (2)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              122,772 shares(1)
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              976,756 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,099,528 shares (1)(2)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    7.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 3,685 shares of Common Stock issuable upon exercise of Warrants.

(2)   Includes  (a)(i)  784,541 shares of Common Stock and (ii) 32,422 shares of
      Common Stock issuable upon exercise of Warrants, held by Wheatley Partners
      III, L.P. and (b)(i)  153,936 shares of Common Stock and (ii) 5,857 shares of Common  Stock  issuable  upon  exercise of  Warrants,  held by Wheatley
      Foreign  Partners  III,  L.P.  Wheatley  Associates  III,  L.P.  disclaims beneficial ownership of the securities held by Wheatley Partners III, L.P.
      and Wheatley Foreign Partners III, L.P.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 10 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Foreign Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  159,793 shares (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   939,735 shares (2)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              159,793 shares (1)
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              939,735 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,099,528 shares (1)(2)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    7.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes  5,857 shares of Common Stock  issuable upon exercise of warrants to purchase shares of Common Stock.

(2)   Includes  (a)(i)  784,541 shares of Common Stock and (ii) 32,422 shares of
      Common Stock issuable upon exercise of Warrants, held by Wheatley Partners
      III, L.P. and (b)(i)  119,087 shares of Common Stock and (ii) 3,685 shares of Common  Stock  issuable  upon  exercise of  Warrants,  held by Wheatley
      Associates  III,  L.P.  Wheatley  Foreign  Partners  III,  L.P.  disclaims beneficial ownership of the securities held by Wheatley Partners III, L.P.
      and Wheatley Associates III, L.P.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 11 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  12,500 shares (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   2,640,924 shares (2)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              12,500 shares (1)
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              2,640,924 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,653,424 shares (1) (2)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    17.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 12,500 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock.

(2) Includes  (a)(i)  287,519  shares of Common Stock and (ii) 25,758  shares of
Common Stock  issuable  upon  exercise of Warrants,  held by Wheatley  Partners,
L.P., (b)(i) 24,588 shares of Common Stock and (ii) 2,218 shares of Common Stock issuable upon exercise of Warrants,  held by Wheatley  Foreign  Partners,  L.P.,
(c)(i)  665,079  shares of Common  Stock and (ii) 27,976  shares of Common Stock issuable upon exercise of Warrants,  held by Wheatley  Partners II, L.P., (d)(i)
217,408  shares of Common Stock and (ii) 20,982 shares of Common Stock  issuable upon exercise of Warrants,  held by Wheatley  Partners Annex Fund, L.P.,  (e)(i)
248,886  shares of Common Stock and (ii) 20,982 shares of Common Stock  issuable upon exercise of Warrants, held by Wheatley Partners II Annex Fund, L.P., (f)(i)
784,541  shares of Common Stock and (ii) 32,422 shares of Common Stock  issuable upon exercise of Warrants,  held by Wheatley  Partners III, L.P., (g)(i) 153,936 shares of Common  Stock and (ii)  5,857  shares of Common  Stock  issuable  upon exercise of Warrants,  held by Wheatley  Foreign  Partners  III, L.P. and (h)(i)
119,087  shares of Common Stock and (ii) 3,685  shares of Common Stock  issuable upon  exercise of Warrants,  held by Wheatley  Associates  III,  L.P. Mr. Lieber disclaims  beneficial ownership of the securities held by the entities listed in
(a) through (h) above  except to the extent of his  respective  equity  interest therein.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 12 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   2,640,924 shares (1)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              2
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              2,640,924 shares (1)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,640,926 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    17.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes  (a)(i)  287,519  shares of Common Stock and (ii) 25,758  shares of
Common Stock  issuable  upon  exercise of Warrants,  held by Wheatley  Partners,
L.P., (b)(i) 24,588 shares of Common Stock and (ii) 2,218 shares of Common Stock issuable upon exercise of Warrants,  held by Wheatley  Foreign  Partners,  L.P.,
(c)(i)  665,079  shares of Common  Stock and (ii) 27,976  shares of Common Stock issuable upon exercise of Warrants,  held by Wheatley  Partners II, L.P., (d)(i)
217,408  shares of Common Stock and (ii) 20,982 shares of Common Stock  issuable upon exercise of Warrants,  held by Wheatley  Partners Annex Fund, L.P.,  (e)(i)
248,886  shares of Common Stock and (ii) 20,982 shares of Common Stock  issuable upon exercise of Warrants, held by Wheatley Partners II Annex Fund, L.P., (f)(i)
784,541  shares of Common Stock and (ii) 32,422 shares of Common Stock  issuable upon exercise of Warrants,  held by Wheatley  Partners III, L.P., (g)(i) 153,936 shares of Common  Stock and (ii)  5,857  shares of Common  Stock  issuable  upon exercise of Warrants,  held by Wheatley  Foreign  Partners  III, L.P. and (h)(i)
119,087  shares of Common Stock and (ii) 3,685  shares of Common Stock  issuable upon  exercise of Warrants,  held by Wheatley  Associates  III,  L.P. Mr. Lieber disclaims  beneficial ownership of the securities held by the entities listed in
(a) through (h) above  except to the extent of his  respective  equity  interest therein.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 13 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   2,640,924 shares (1)
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              3
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              2,640,924 shares (1)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,640,927 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    17.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes  (a)(i)  287,519  shares of Common Stock and (ii) 25,758  shares of
Common Stock  issuable  upon  exercise of Warrants,  held by Wheatley  Partners,
L.P., (b)(i) 24,588 shares of Common Stock and (ii) 2,218 shares of Common Stock issuable upon exercise of Warrants,  held by Wheatley  Foreign  Partners,  L.P.,
(c)(i)  665,079  shares of Common  Stock and (ii) 27,976  shares of Common Stock issuable upon exercise of Warrants,  held by Wheatley  Partners II, L.P., (d)(i)
217,408  shares of Common Stock and (ii) 20,982 shares of Common Stock  issuable upon exercise of Warrants,  held by Wheatley  Partners Annex Fund, L.P.,  (e)(i)
248,886  shares of Common Stock and (ii) 20,982 shares of Common Stock  issuable upon exercise of Warrants, held by Wheatley Partners II Annex Fund, L.P., (f)(i)
784,541  shares of Common Stock and (ii) 32,422 shares of Common Stock  issuable upon exercise of Warrants,  held by Wheatley  Partners III, L.P., (g)(i) 153,936 shares of Common  Stock and (ii)  5,857  shares of Common  Stock  issuable  upon exercise of Warrants,  held by Wheatley  Foreign  Partners  III, L.P. and (h)(i)
119,087  shares of Common Stock and (ii) 3,685  shares of Common Stock  issuable upon  exercise of Warrants,  held by Wheatley  Associates  III,  L.P. Mr. Lieber disclaims  beneficial ownership of the securities held by the entities listed in
(a) through (h) above  except to the extent of his  respective  equity  interest therein.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 14 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  107,489  shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              107,489 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    107,489 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 15 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  117,837 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              117,837 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    117,837 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 16 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  12,500 shares (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              12,500 shares (1)
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    12,500 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Shares of Common Stock issuable upon exercise of Warrants.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 17 of 32 Pages
----------------------                                    ----------------------

          Item 1.

          (a)      Name of Issuer:             Allmarine Consultants Corporation
          (b)      Address of Issuer's Principal Executive Offices:
                                               8601 RR 2222, BLDG. 1 STE. 210
                                               Austin, Texas 78730

          Item 2.

          1.       (a)      Name of Person Filing:      Barry Rubenstein
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        68 Wheatley Road, Brookville, New York 11545
                   (c)      Citizenship: United States
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001022123

          2.       (a)      Name of Person Filing:      Wheatley Partners, L.P.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001019868

          3.       (a)      Name of Person Filing:      Wheatley Foreign Partners, L.P.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      019758200

          4.       (a)      Name of Person Filing:      Wheatley Partners II, L.P.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: New York
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0000885787

          5.       (a)      Name of Person Filing:      Wheatley Partners Annex Fund, L.P.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001254490

          6.       (a)      Name of Person Filing:      Wheatley Partners II Annex Fund, L.P.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001254491

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 18 of 32 Pages
----------------------                                    ----------------------

          7.       (a)      Name of Person Filing:      Wheatley Partners III, L.P.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001114513

          8.       (a)      Name of Person Filing:      Wheatley Foreign Partners III, L.P.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      019758200

          9.       (a)      Name of Person Filing:      Wheatley Associates III, L.P.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      019758200

          10.      (a)      Name of Person Filing:      Irwin Lieber
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: United States
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001013232

          11.      (a)      Name of Person Filing:      Jonathan Lieber
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: United States
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001245925

          12.      (a)      Name of Person Filing:      Seth Lieber
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: United States
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001245922

          13.      (a)      Name of Person Filing:      Seneca Ventures
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        68 Wheatley Road, Brookville, New York 11545
                   (c)      Citizenship: New York
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001014876

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 19 of 32 Pages
----------------------                                    ----------------------

          12.      (a)      Name of Person Filing:      Woodland Venture Fund
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        68 Wheatley Road, Brookville, New York 11545
                   (c)      Citizenship: New York
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001030589

          13.      (a)      Name of Person Filing:      Woodland Partners
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        68 Wheatley Road, Brookville, New York 11545
                   (c)      Citizenship: New York
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0000936898

          The following  individuals or entities are identified in this Schedule 13G due to their relationships with one or more of the  Reporting  Persons  disclosed  above.  The following  persons or entities are not Reporting  Persons for purposes of this Schedule 13G.

          Affiliates of Wheatley Partners,  L.P., but who do not directly beneficially own shares of Common Stock of the
Issuer.

          15.      (a)      Name of Person Filing:      Barry Fingerhut
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: United States
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001047744

          17.      (a)      Name of Person Filing:      Wheatley Partners, LLC
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      019758200

          Affiliates of Wheatley Partners III, L.P., but who do not directly  beneficially own shares of Common Stock of the Issuer.

          18.      (a)      Name of Person Filing:      Nancy Casey
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: United States
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      019758200

          19.      (a)      Name of Person Filing:      Wheatley Partners III, LLC
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        80 Cuttermill Road, Suite 302, Great Neck, NY 11021
                   (c)      Citizenship: Delaware
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      019758200

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 20 of 32 Pages
----------------------                                    ----------------------

          Affiliates of Barry Rubenstein, but who do not directly beneficially own shares of Common Stock of the Issuer.

          20.      (a)      Name of Person Filing:      Marilyn Rubenstein
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        68 Wheatley Road, Brookville, New York 11545
                   (c)      Citizenship: United States
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001030586

          21.      (a)      Name of Person Filing:      Woodland Services Corp.
                   (b)      Address of Principal Business Office, or if none, Residence:
                                                        68 Wheatley Road, Brookville, New York 11545
                   (c)      Citizenship: New York
                   (d)      Title of Class of Securities Common Stock, par value $.001 per share
                   (e)      CUSIP Number:      0001030588

          Item 3.  If this statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or (c), check whether the person filing is a:

                   /x/      Not Applicable

          (a)      / /      Broker or dealer registered under Section 15 of the Exchange Act.

          (b)      / /      Bank as defined in section 3(a)(6) of the Exchange Act.

          (c)      / /      Insurance company as defined in section 3(a)(19) of the Exchange Act.

          (d)      / /      Investment company registered under section 8 of the Investment Company Act.

          (e)      / /      An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f)      / /      An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

          (g)      / /      A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

          (h)      / /      A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i)      / /      A church plan that is excluded from the  definition  of an investment  company under Section
                            3(c)(14) of the Investment Company Act.

          (j)      / /      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 21 of 32 Pages
----------------------                                    ----------------------

          Item 4.  Ownership  -  The   percentages  of  beneficial   ownership  shown  below  are  based  on  14,721,150
          shares of Common Stock  outstanding  as of August 30,  2007,  as reported in the  Issuer's  current  report on
          Form 8-K, filed with the Securities and Exchange Commission on September 5, 2007.

          1.       Barry Rubenstein
                   (a)      Amount Beneficially Owned: 2,878,750 shares.
                   (b)      Percent of Class: 19.4%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 0 shares.
                            (ii)     shared power to vote or direct the vote: 2,878,750 shares.
                            (iii)    sole power to dispose or direct the disposition of: 0 shares.
                            (iv)     shared power to dispose or direct the disposition of: 2,878,750 shares.

          2.       Wheatley Partners, L.P.
                   (a)      Amount Beneficially Owned: 340,083 shares.
                   (b)      Percent of Class: 2.3%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 313,277 shares.
                            (ii)     shared power to vote or direct the vote: 26,806 shares.
                            (iii)    sole power to dispose or direct the disposition of: 313,277 shares.
                            (iv)     shared power to dispose or direct the disposition of: 26,806 shares.

          3.       Wheatley Foreign Partners, L.P.
                   (a)      Amount Beneficially Owned: 340,083 shares.
                   (b)      Percent of Class: 2.3%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 26,806 shares.
                            (ii)     shared power to vote or direct the vote: 313,277 shares.
                            (iii)    sole power to dispose or direct the disposition of: 26,806 shares.
                            (iv)     shared power to dispose or direct the disposition of: 313,277 shares.

          4.       Wheatley Partners II, L.P.
                   (a)      Amount Beneficially Owned: 693,055 shares.
                   (b)      Percent of Class: 4.7%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 693,055 shares.
                            (ii)     shared power to vote or direct the vote: 0 shares.
                            (iii)    sole power to dispose or direct the disposition of: 693,055 shares.
                            (iv)     shared power to dispose or direct the disposition of: 0 shares.

          5.       Wheatley Partners Annex Fund, L.P.
                   (a)      Amount Beneficially Owned: 238,390 shares.
                   (b)      Percent of Class: 1.6%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 238,390 shares.
                            (ii)     shared power to vote or direct the vote: 0 shares.
                            (iii)    sole power to dispose or direct the disposition of: 238,390 shares.
                            (iv)     shared power to dispose or direct the disposition of: 0 shares.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 22 of 32 Pages
----------------------                                    ----------------------

          6.       Wheatley Partners II Annex Fund, L.P.
                   (a)      Amount Beneficially Owned: 269,868 shares.
                   (b)      Percent of Class: 1.8%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 269,868 shares.
                            (ii)     shared power to vote or direct the vote: 0 shares.
                            (iii)    sole power to dispose or direct the disposition of: 269,868 shares.
                            (iv)     shared power to dispose or direct the disposition of: 0 shares.

          7.       Wheatley Partners III, L.P.
                   (a)      Amount Beneficially Owned: 1,099,528 shares.
                   (b)      Percent of Class: 7.4%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 816,963 shares.
                            (ii)     shared power to vote or direct the vote: 282,565 shares.
                            (iii)    sole power to dispose or direct the disposition of: 816,963 shares.
                            (iv)     shared power to dispose or direct the disposition of: 282,565 shares.

          8.       Wheatley Foreign Partners III, L.P.
                   (a)      Amount Beneficially Owned: 1,099,528 shares.
                   (b)      Percent of Class: 7.4%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 159,793 shares.
                            (ii)     shared power to vote or direct the vote: 939,735 shares.
                            (iii)    sole power to dispose or direct the disposition of: 159,793 shares.
                            (iv)     shared power to dispose or direct the disposition of: 939,735 shares.

          9.       Wheatley Associates III, L.P.
                   (a)      Amount Beneficially Owned: 1,099,528 shares.
                   (b)      Percent of Class: 7.4%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 122,772 shares.
                            (ii)     shared power to vote or direct the vote: 976,756 shares.
                            (iii)    sole power to dispose or direct the disposition of: 122,772 shares.
                            (iv)     shared power to dispose or direct the disposition of: 976,756 shares.

          10.      Irwin Lieber
                   (a)      Amount Beneficially Owned: 2,653,424 shares.
                   (b)      Percent of Class: 17.8%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 12,500 shares.
                            (ii)     shared power to vote or direct the vote: 2,640,924 shares.
                            (iii)    sole power to dispose or direct the disposition of: 12,500 shares.
                            (iv)     shared power to dispose or direct the disposition of: 2,640,924 shares.

          11.      Jonathan Lieber
                   (a)      Amount Beneficially Owned: 2,640,926 shares.
                   (b)      Percent of Class: 17.8%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 2 shares.
                            (ii)     shared power to vote or direct the vote: 2,640,924 shares.
                            (iii)    sole power to dispose or direct the disposition of: 2 shares.
                            (iv)     shared power to dispose or direct the disposition of: 2,640,924 shares.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 23 of 32 Pages
----------------------                                    ----------------------

          12.      Seth Lieber
                   (a)      Amount Beneficially Owned: 2,640,927 shares.
                   (b)      Percent of Class: 17.8%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 3 shares.
                            (ii)     shared power to vote or direct the vote: 2,640,924 shares.
                            (iii)    sole power to dispose or direct the disposition of: 3 shares.
                            (iv)     shared power to dispose or direct the disposition of: 2,640,924 shares.

          13.      Seneca Ventures
                   (a)      Amount Beneficially Owned: 107,489 shares.
                   (b)      Percent of Class: 0.7%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 107,489 shares.
                            (ii)     shared power to vote or direct the vote: 0 shares.
                            (iii)    sole power to dispose or direct the disposition of: 107,489 shares.
                            (iv)     shared power to dispose or direct the disposition of: 0 shares.

          14.      Woodland Venture Fund
                   (a)      Amount Beneficially Owned: 117,837 shares.
                   (b)      Percent of Class: 0.8%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 117,837 shares.
                            (ii)     shared power to vote or direct the vote: 0 shares.
                            (iii)    sole power to dispose or direct the disposition of: 117,837 shares.
                            (iv)     shared power to dispose or direct the disposition of: 0 shares.

          15.      Woodland Partners
                   (a)      Amount Beneficially Owned: 12,500 shares.
                   (b)      Percent of Class: 0.1%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 12,500 shares.
                            (ii)     shared power to vote or direct the vote: 0 shares.
                            (iii)    sole power to dispose or direct the disposition of: 12,500 shares.
                            (iv)     shared power to dispose or direct the disposition of: 0 shares.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 24 of 32 Pages
----------------------                                    ----------------------

          The following  individuals or entities are identified in this Schedule 13G due to their relationships with one or more of the  Reporting  Persons  disclosed  above.  The following  persons or entities are not Reporting  Persons for purposes of this Schedule 13G.

          Affiliates of Wheatley Partners,  L.P., but who do not directly beneficially own shares of Common Stock of the
Issuer:

          15.      Barry Fingerhut
                   (a)      Amount Beneficially Owned: 2,640,924 shares.
                   (b)      Percent of Class: 17.8%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 0 shares.
                            (ii)     shared power to vote or direct the vote: 2,640,924 shares.
                            (iii)    sole power to dispose or direct the disposition of: 0 shares.
                            (iv)     shared power to dispose or direct the disposition of: 2,640,924 shares.

          17.       Wheatley Partners, LLC
                   (a)      Amount Beneficially Owned: 843,341
                   (b)      Percent of Class: 5.7%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 0 shares.
                            (ii)     shared power to vote or direct the vote: 843,341 shares.
                            (iii)    sole power to dispose or direct the disposition of: 0 shares.
                            (v)      shared power to dispose or direct the disposition of: 843,341 shares.

          Affiliates of Wheatley Partners III, L.P., but who do not directly  beneficially own shares of Common Stock of the Issuer:

          18.       Nancy Casey
                   (a)      Amount Beneficially Owned: 1,099,528 shares.
                   (b)      Percent of Class: 7.5%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 0 shares.
                            (ii)     shared power to vote or direct the vote: 1,099,528 shares.
                            (iii)    sole power to dispose or direct the disposition of: 0 shares.
                            (iv)     shared power to dispose or direct the disposition of: 1,099,528 shares.

          19.       Wheatley Partners III, LLC
                   (a)      Amount Beneficially Owned: 1,099,528 shares.
                   (b)      Percent of Class: 7.5%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 0 shares.
                            (ii)     shared power to vote or direct the vote: 1,099,528 shares.
                            (iii)    sole power to dispose or direct the disposition of: 0 shares.
                            (iv)     shared power to dispose or direct the disposition of: 1,099,528 shares.

          Affiliates of Barry Rubenstein, but who do not directly beneficially own shares of Common Stock of the Issuer:

          20.      Marilyn Rubenstein
                   (a)      Amount Beneficially Owned: 237,826 shares.
                   (b)      Percent of Class: 1.6%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 0 shares.
                            (ii)     shared power to vote or direct the vote: 237,826 shares.
                            (iii)    sole power to dispose or direct the disposition of: 0 shares.
                            (iv)     shared power to dispose or direct the disposition of: 237,826 shares.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 25 of 32 Pages
----------------------                                    ----------------------

          21.      Woodland Services Corp.
                   (a)      Amount Beneficially Owned: 225,326 shares.
                   (b)      Percent of Class: 1.5%.
                   (c)      Number of shares as to which such person has:
                            (i)      sole power to vote or direct the vote: 0 shares.
                            (ii)     shared power to vote or direct the vote: 225,326 shares.
                            (iii)    sole power to dispose or direct the disposition of: 0 shares.
                            (iv)     shared power to dispose or direct the disposition of: 225,326 shares.

          Item 5.  Ownership of Five Percent or Less of a Class.

                            If this  statement  is  being  filed to  report  the fact  that as of the  date  hereof  the reporting  person has  ceased to be the  beneficial  owner of more than five  percent of the class of
                   securities, check the following    [  ].

          Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                   Not Applicable.

          Item 7.  Identification  and Classification of the Subsidiary Which Acquired the Security Being Reported on by
                   the Parent Holding Company.

                   Not Applicable.

          Item 8.  Identification and Classification of Members of the Group.

                   Not Applicable.

          Item 9.  Notice of Dissolution of Group.

                   Not Applicable.

          Item 10. Certification.

                            By signing  below I certify that,  to the best of my knowledge  and belief,  the  securities referred  to above  were not  acquired  and are not held for the  purpose  of or with the  effect  of changing or  influencing  the control of the issuer of the  securities  and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               [The remainder of this page was intentionally left blank.]

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 26 of 32 Pages
----------------------                                    ----------------------

                                  SIGNATURES

            After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 7, 2007

                                    WHEATLEY PARTNERS, L.P.

                                    By: Wheatley Partners, LLC,
                                        the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY FOREIGN PARTNERS, L.P.

                                    By: Wheatley Partners, LLC,
                                        a General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY PARTNERS ANNEX FUND, L.P.

                                    By: Wheatley Partners, LLC,
                                        a General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY PARTNERS II ANNEX FUND, L.P.

                                    By: Wheatley Partners, LLC,
                                        a General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 27 of 32 Pages
----------------------                                    ----------------------

                                    WHEATLEY PARTNERS II, L.P.

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: General Partner

                                    WHEATLEY PARTNERS III, L.P.

                                    By: Wheatley Partners III, LLC,
                                          the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY FOREIGN PARTNERS III, L.P.

                                    By: Wheatley Partners III, LLC,
                                        a General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY ASSOCIATES III, L.P.

                                    By: Wheatley Partners III, LLC,
                                        the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    /s/ Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 28 of 32 Pages
----------------------                                    ----------------------

                                    /s/ Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber

                                    /s/ Seth Lieber
                                    --------------------------------------------
                                    Seth Lieber

                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein

                                    SENECA VENTURES

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Name: Barry Rubenstein
                                        Title: General Partner

                                    WOODLAND PARTNERS

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Name: Barry Rubenstein
                                        Title:  General Partner

                                    WOODLAND VENTURE FUND

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Name: Barry Rubenstein
                                        Title: General Partner

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 29 of 32 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

            The following document is filed herewith:

            (a)   Joint Filing Agreement dated as of September 5, 2007 by and among Wheatley Partners, L.P., Wheatley Foreign Partners,
                  L.P., Wheatley Partners Annex Fund, L.P., Wheatley Partners II
                  Annex Fund, L.P., Wheatley Partners II, L.P., Wheatley
                  Partners III, L.P., Wheatley Foreign Partners III, L.P.,
                  Wheatley Associates III, L.P., Irwin Lieber, Jonathan Lieber,
                  Seth Lieber, Seneca Ventures, Woodland Partners, Woodland
                  Venture Fund and Barry Rubenstein.

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 30 of 32 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated  September 7, 2007 with respect to the shares of Common Stock of Allmarine
Consultants  Corporation and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant  to and in  accordance with the provisions of Rule  13d-1(k)(1)  under the  Securities  Exchange Act of
1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: September 7, 2007

                                    WHEATLEY PARTNERS, L.P.

                                    By: Wheatley Partners, LLC,
                                        the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY FOREIGN PARTNERS, L.P.

                                    By: Wheatley Partners, LLC,
                                        a General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY PARTNERS ANNEX FUND, L.P.

                                    By: Wheatley Partners, LLC,
                                        a General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY PARTNERS II ANNEX FUND, L.P.

                                    By: Wheatley Partners, LLC,
                                        a General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 31 of 32 Pages
----------------------                                    ----------------------

                                    WHEATLEY PARTNERS II, L.P.

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: General Partner

                                    WHEATLEY PARTNERS III, L.P.

                                    By: Wheatley Partners III, LLC,
                                          the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY FOREIGN PARTNERS III, L.P.

                                    By: Wheatley Partners III, LLC,
                                        a General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    WHEATLEY ASSOCIATES III, L.P.

                                    By: Wheatley Partners III, LLC,
                                        the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Name: Irwin Lieber
                                        Title: President

                                    /s/ Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber

----------------------                                    ----------------------
CUSIP No. 019758200                   13G                    Page 32 of 32 Pages
----------------------                                    ----------------------

                                    /s/ Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber

                                    /s/ Seth Lieber
                                    --------------------------------------------
                                    Seth Lieber

                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein

                                    SENECA VENTURES

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Name: Barry Rubenstein
                                        Title: General Partner

                                    WOODLAND PARTNERS

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Name: Barry Rubenstein
                                        Title:  General Partner

                                    WOODLAND VENTURE FUND

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Name: Barry Rubenstein
                                        Title: General Partner